Exhibit 99.1

External Announcement (Press Release)

“Power-One Appoints New Senior Vice President of Operations”

CAMARILLO, Calif.—(BUSINESS WIRE)—September 29, 2008—Power-One, Inc. (NASDAQ:PWER), a leading provider of power conversion and power management solutions, announced the appointment of Neil Dial as Senior Vice President, Operations, replacing Brad Godfrey, effective today.  Mr. Godfrey has resigned from the company to pursue other opportunities.

“We are excited to have an executive with Neil’s depth and skill joining Power-One,” said Richard Thompson, President and CEO.  “Neil’s broad experience in global manufacturing operations aligns well with the strategic initiatives we must execute to realize our goal of becoming a customer oriented, low cost, efficient and consistently profitable organization.  His extensive operations experience and proven leadership capabilities will greatly strengthen our senior leadership team.”

Prior to joining Power-One, Inc., Neil was Vice President, North American Operations at Plexus Corporation (NASDAQ: PLXS), an electronic manufacturing services provider.  Before joining Plexus, he held senior management positions at Dell Computer, Adflex Solutions, Motorola and Texas Instruments.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications. Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. For information on Power-One and its products, please visit the Company’s Web site at www.power-one.com.

CONTACT: Avalon Investor Relations
Kristyn Hutzell, 512-514-6046

SOURCE: Power-One, Inc.